Midwood Long/Short Equity Fund 485BPOS

Exhibit 99(p)(8)

CODE OF ETHICS

Purpose and Scope

Midwood Capital Management LLC (referred to herein as the “Company”), has a fiduciary duty to place the interests of its clients ahead of its own. That duty further requires that Midwood implements and enforces certain minimum standards of conduct that are applicable to all of its employees in order to protect the confidentiality of material non-public information held by Midwood and to govern such employees’ personal securities trading activities. To that end, and in accordance with Section 204A and Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”), Midwood has adopted this Code of Ethics (the “Code”). The purpose of the Code of Ethics is to establish guidelines and procedures that are reasonably designed to identify and prevent employees who may have knowledge of Midwood’s investments (and investment intentions) from breaching their fiduciary duties to Midwood’s clients, and to address other situations that may pose a real or potential conflict of interest or the appearance of a real or potential conflict of interest.

Each employee to whom the Code is applicable must carefully read the Code of Ethics. Such employees must sign, date, and return the Certificate of Compliance for the Code, attached hereto as Exhibit D, to the Chief Compliance Officer to indicate that they have read and sufficiently understand the policies, procedures and guidelines contained herein. Employees should keep this copy of the Code for your reference.

Definitions

“Access Person” means any Supervised Person, including any officer, director, employee, intern, or principal of Midwood who: (i) has access to non-public information regarding any Client’s purchase or sale of Securities (as defined below); or (ii) is involved in making Securities recommendations to Clients, or has access to recommendations that are non-public. For purposes of the Code, the term “Access Persons” shall include all employees of Midwood, including directors, officers, general partners and principals.

“Beneficial Ownership” means an interest in a Security for which an Access Person or any member of the Access Person’s immediate family (i.e., anyone residing in the same household or to whom the Access Person or other member of such immediate family provides significant financial support), directly or indirectly, through any contract arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest. For purposes of the Code, the term “Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) promulgated under the Exchange Act in determining whether a person has Beneficial Ownership of a Security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder.

“Certificate of Compliance for the Code of Ethics” means a certificate of compliance substantially in the form attached hereto as Exhibit D.

“Federal Securities Laws” means the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, and any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to registered investment advisers, and any rules adopted thereunder by the SEC or by the Department of Treasury.

“Initial Public Offering” means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

“Limited Offering” means an offering that is exempt from registration pursuant to Section 4(a)(2) or Section 4(a)(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

“Personal Securities Transaction” means any transaction in which an Access Person or his immediate family (as described herein) acquires or disposes of a Security in which the Access Person has or gains a direct or indirect Beneficial Ownership interests.

“Reportable Security” means any security other than: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds, shares issued by registered open-end investment companies (other than that that are affiliated with Midwood); or (iv) shares issued by unit investment trusts that are invested exclusively in one or more registered open-end investment companies (none of which are advised or sub-advised by Midwood).

“Securities” means all investment instruments commonly viewed as securities, including any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security, certificate of deposit, or group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing, whether issued in a public or a private offering.

Persons Covered by the Code

The Code is applicable to all Access Persons.

Statement of General Principles

One of the primary goals of the Code is to identify and resolve conflicts of interest to the benefit of Midwood’s clients. Determining whether and to what extent a conflict exists, however, is not always easy to do. Nor is it practicable or possible for Midwood to delineate all instances where a conflict of interest may arise. Therefore, in addition to the standards and reporting requirements set forth herein, Midwood has adopted certain “bright-line” guidelines for purposes of establishing a context against which the facts and circumstances of a particular transaction (or proposed transaction) should be reviewed. Accordingly, Midwood acknowledges the general principles that Access Persons:

(i)	owe a fiduciary obligation to all clients;

(ii)	have the duty at all times to place the interests of all clients first and foremost;

(iii)	must refrain from taking inappropriate advantage of one’s position with Midwood;

(iv)	must conduct their Personal Securities Transactions in a manner that avoids conflicts or the appearance of conflicts of interest, or abuses of their position of trust and responsibility;

(v)	must avoid actions or activities that allow (or appear to allow) them or their immediate families to benefit from their position with Midwood, at the expense of Midwood’s clients, or that bring into question his independence or judgment; and

(vi)	must comply with all applicable Federal Securities Laws.

Access Persons are required to conduct all Personal Securities Transactions in full compliance with the Code and should not take any action in connection with Personal Securities Transactions that could cause even the appearance of unfairness or impropriety, relative to Midwood’s clients. Ambiguous situations should be promptly brought to the attention of the Chief Compliance Officer and should be resolved in favor of client interests.

Additionally, Rule 17j-1(b) under the Investment Company Act, prohibits fraudulent activities by affiliated persons of an adviser to a registered mutual fund (“Fund”), such as Midwood. Specifically, it is unlawful for any of these persons to:

(a)	employ any device, scheme or artifice to defraud a Fund;

(b)	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	to engage in any manipulative practice with respect to a Fund.

Finally, the Code requires Access Persons, among other things to: (i) have all Personal Securities Transactions involving Reportable Securities pre-approved; (ii) report all their Personal Securities Transactions involving Reportable Securities to the Chief Compliance Officer periodically; and (iii) certify their compliance with the Code of Ethics on at least an annual basis.

Enforcement of the Code of Ethics

CCO’s Duties and Responsibilities

The CCO shall be primarily responsible for administering and enforcing the provisions of the Code of Ethics. The CCO shall:

(i)	Maintain a current list of all Access Persons;

(ii)	Supervise, implement and enforce the terms of the Code;

(iii)	(a) Provide each Access Person with a current copy of the Code and any amendments thereto, (b) notify each person who becomes an Access Person of the reporting requirements and other obligations under this Code at the time such person becomes an Access Person, and (c) require each Access Person to provide a signed Certificate of Compliance for the Code;

(iv)	Maintain a list of all Securities which Midwood recommends, holds, or is purchasing or selling, or intends to recommend, purchase or sell on behalf of its clients for the purpose of monitoring certain potential conflicts of interests or violations of this Code;

(v)	Determine whether any particular personal Securities Transactions should be exempted pursuant to the provisions of the Code;

(vi)	Maintain files of statements and other information to be reviewed for the purpose of monitoring compliance with the Code, which information shall be kept confidential by Midwood, except as required to enforce the Code, or to participate in any investigation concerning violations of applicable law;

(vii)	Review all Initial and Annual Securities Holdings Reports required to be provided by each Access Person pursuant to the Code: (a) for each new Access Person, to determine if any conflict of interest or other violation of the Code results from such person becoming an Access Person; and (b) for all Access Persons, to determine whether a violation of the Code has occurred;

(viii)	Review on a quarterly basis all Securities reported on the Quarterly Securities Transaction reports required to be provided by each Access Person pursuant to the Code for such calendar quarter to determine whether a Code violation may have occurred;

(ix)	Review any other statements, records and reports required by the Code;

(x)	Review on a regular basis and update as necessary, the Code;

(xi)	On an annual basis, the CCO shall obtain and review a list of all other business activities performed by each employee of each Company, which activities shall be reported to the CCO by each such employee on the form attached hereto as Exhibit H.

(xii)	On an annual basis, the CCO shall prepare a written report describing any issues arising under the Code or procedures, including information about any material violations of the Code or its underlying procedures and any sanctions imposed due to such violations and submit the information for review by the Fund’s Board of Trustees; and

(xiii)	On an annual basis, the CCO shall certify to the Fund’s Board of Trustees that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code.

Notwithstanding anything in this Code to the contrary, David Cohen, or his duly appointed replacement, shall review any transaction reports or certifications required to be provided by the CCO hereunder.

Escalation of Conflicts of Interests

Each employee shall be responsible for reporting potential and actual conflicts of interests of which they become aware. Any potential or actual conflict of interest shall be reported by an employee to the CCO or his duly appointed designee. Notwithstanding the foregoing, any conflicts of interests shall be reported to David Cohen in the event that: (1) the CCO or his duly appointed designee is not reasonably available; or (2) the conflict involves the CCO.

Any reported conflict of interest shall be reviewed by the CCO and David Cohen (unless the conflict involves one or more of them, in which case such person or persons shall be excluded from the review process), who may involve outside counsel in their sole discretion, in order to determine an appropriate resolution. Notwithstanding the foregoing, the Chief Compliance Officer of any Registered Fund Client shall be notified, and may participate in the review, of any reported conflicts.

The CCO shall maintain a record of any reported potential or actual conflict of interest and any action taken with respect to such conflict of interest.

Violations of the Code

If the CCO determines that a violation of the Code has occurred, the CCO shall prepare a record of explanatory material regarding such violation and shall immediately take remedial or corrective action. David Cohen, or his duly appointed replacement, shall monitor the CCO’s Securities holdings and transactions in accordance with the reporting requirements set forth in this Policy.

If the CCO finds that an Access Person has violated the Code, the CCO will impose on such Access Person sanctions that the CCO deems appropriate in view of the facts and circumstances. Sanctions with respect to any Access Person may include written warning, suspension of trading privileges, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the offending Access Person. In addition, Midwood reserves the right to require the offending Access Person to reverse, cancel or freeze, at the Access Person’s expense, any transaction or position in a specific Security if Midwood believes the transaction or position violates the Code and/or Midwood’s general fiduciary duty to its Clients, or otherwise appears improper.

Reporting Requirements

Access Persons must comply with the reporting requirements set forth below.

Initial Securities Holdings Report

Within 10 days of the date an employee of Midwood first becomes an Access Person; such employee must submit a report to the CCO listing all Securities and Securities accounts in which he or she has a direct or indirect Beneficial Ownership. The report must be current as of a date no more than 45 days prior to the date the person becomes an Access Person. Such report shall be kept in accordance with the Recordkeeping Policy. Thereafter, Access Persons must notify the CCO and receive authorization before opening any new Securities accounts.

Annual Securities Holdings Report

Within 30 days after the end of each calendar year, each Access Person shall submit a report to the CCO listing all Securities and Securities accounts in which such Access Person has a direct or indirect Beneficial Ownership, as December 31st of such year. The report must be current as of a date no more than 45 days before the report is submitted.

Form of Initial and Annual Securities Holdings Report

Each Initial and Annual Securities Holdings Report required to be delivered by the Code must contain the following information:

(i)	the date of the transaction, title and type (and, as applicable, the exchange ticker and/or CUSIP number), interest rate and maturity date, number of shares and principal amount of each Reportable Security;

(ii)	the name of any broker, dealer or bank with whom the Access Person maintains a Securities account; and

(iii)	the date on which the report is submitted to the CCO.

Quarterly Securities Transaction Reports

Within 30 days after the end of each calendar quarter, each Access person must submit a report to the CCO listing information about each transaction involving a Reportable Security in which such Access person had, or as a result of the transaction, acquired, direct or indirect Beneficial Ownership during such calendar quarter. Each Quarterly Securities Transaction Report required to be delivered by the Code must contain the following information:

(i)	the title and type (and, as applicable, the exchange ticker and/or CUSIP number), interest rate and maturity date, number of shares and principal amount of each Reportable Security;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price of the Security at which the transaction was effected (with and/or without commission);

(iv)	the name of any broker, dealer or bank with whom or through which transaction was effected;

(v)	the date of each transaction; and

(vi)	the date the report is submitted to the CCO.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	the name of the broker, dealer or bank with whom the Access person established the account;

(ii)	the date the account was established; and

(iii)	the date that the report is submitted by the Access Person.

If an Access Person has no reportable transactions or did not open any new Securities accounts during the applicable quarter, such Access Person is still required to submit a report for such quarter stating such.

Trade Confirmations and all Brokerage Statements

All Access Persons must have copies of all monthly (or other) statements as well as all trade confirmations relating to Personal Securities Transactions in all accounts in which the Access Person or any member of his or her immediate family has a Beneficial Ownership interest sent directly to the CCO. The CCO reviews on a quarterly basis all employee trades from brokerage statements and compares them to employee pre-trade request approvals. This requirement does not apply to accounts that are part of an investment program that already provides the CCO electronic confirmations and statements.

Copies of such monthly statements and/or trade confirmations may only be used in lieu of a quarterly transaction report if such statements and/or confirmations satisfy all requirements with respect to information to be included in the transaction report, as detailed above.

Transactions That May be Excluded From Quarterly Securities Transaction Reports

Access Persons are not required to report the following Reportable Securities or Personal Securities Transactions involving Reportable Securities on their Quarterly Securities transaction Reports:

(i)	purchases or sales effected for any account over which the Access Person has no direct or indirect influence or control;

(ii)	purchases the Access Person has made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic investment plan in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocations (e.g., an automatic payroll deduction plan, etc.);

(iii)	purchases of Securities issued by Midwood;

(iv)	purchases arising from the exercising of rights issued by an issuer pro rata to all holders of a class of its /securities, as long as the Access Person acquired these rights from the issuer and sales of such rights; or

(v)	purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account to a bona fide margin call.

An Access Person may include a statement in his or her report that the report shall not be construed as an admission that such Access Person has any direct or indirect Beneficial Ownership in the Securities included in the report. Except as otherwise provided herein, all Personal Securities Transactions reports and any other information filed under the Code will be treated as confidential, unless such information is required to be disclosed to certain regulatory or other authorities by operation of law (e.g., in response to an SEC request for information, etc.).

Personal Securities Transactions and Prohibited Transactions

Approved Transactions Only

Unless otherwise specifically permitted by the Code, an Access Person may only effect a Personal Securities Transaction in a Reportable Security if such Personal Security Transaction has been pre- approved by the Chief Compliance Officer, as discussed below in the section entitled Procedures for Pre- Approval. Although not required to do so, subject to the Restricted Issuers List and applicable law, the Chief Compliance Officer generally will approve a Personal Security Transaction associated with a security with a market capitalization greater than $5 billion. Specifically, an Access Person must obtain approval from the CCO before directly or indirectly acquiring Beneficial Ownership in any securities in an IPO or Limited Offering. The approval or disapproval by the CCO shall be maintained in accordance with Midwood’s Policy Regarding Recordkeeping.

The CCO will examine the impact of any proposed Personal Security Transaction involving Reportable Securities in light of the provisions of the Code and the facts and circumstances surrounding the proposed transaction. The CCO shall not allow any proposed Personal Securities Transaction involving Reportable Securities in which the same Reportable Security would be purchased and sold for a gain by any Access Person of Midwood within any five (5) day period. In the event that an Access Person effects an unapproved or otherwise prohibited Personal Securities Transaction, such Access Person may be required, at the discretion of the CCO, to close out his position in the Security and to disgorge any profit from the transaction. In addition, the Access Person may have their Personal Security Transaction privileges revoked for a set period of time. Such activity may also subject the Access Person to additional reprimand, up to and including termination of such Access Person’s employment.

Buying, selling or holding a cryptocurrency (e.g. bitcoin) does not require preapproval. However, participation in an ICO, token sale, private fund offering or private company share issuance related to cryptocurrencies require preapproval.

Notwithstanding anything in this Code to the contrary, David Cohen, or his duly appointed replacement, shall review any pre-approval requests provided by the CCO hereunder.

Procedures for Pre-Approval

Generally, the CCO’s prior written approval is required for each Personal Securities Transaction involving Reportable Securities. An employee may submit an email to the CCO with the details of the transaction they wish to effect. The CCO shall promptly notify the Access Person of approval or denial of clearance for such transaction by responding to the email request. Pre-approval must be obtained prior to the execution of the proposed Personal Securities Transaction, is only valid on the day such Personal Securities Transaction has been approved. The CCO will maintain a written record of any proposed Personal Securities Transaction to be effected on behalf or for the benefit of himself or herself.

Recordkeeping

Midwood will maintain records (which shall be available for examination by the SEC staff) in accordance with Midwood’s Policy Regarding Recordkeeping, and specifically shall maintain:

(i)	a copy of this Code and any other preceding code of ethics that, at any time within the past 5 years, has been in effect in an easily accessible place;

(ii)	a record of any Code violation and of any sanctions imposed for a period of not less than 5 years following the end of the fiscal year in which the violation occurred, for 5 years in an easily accessible place, the first 2 years in an appropriate office of the adviser;

(iii)	a copy of each report made by an Access Person under the Code for a period of not less than 5 years from the end of the fiscal year in which it is made in an easily accessible place, the first 2 years in an appropriate office of the adviser;

(iv)	a record of all persons who are, or within the past 5 years have been, required to submit reports under this Code, or who are or were responsible for reviewing these reports in an easily accessible place;

(v)	a record of any decision, and the reasons supporting the decision, to approve the acquisition by an Access Person of Securities acquired in an Initial Public Offering or Limited Offering, for a period of at least 5 years after the end of the fiscal year in which the approval is granted; and

(vi)	A copy of each annual written report submitted to the board of a Registered Fund Client pursuant to this Code, for 5 years after the end of the fiscal year in which it is made, the first 2 years in an easily accessible place.

Confidentiality of Company Transactions

Information relating to any Client’s investment activities is strictly confidential and should not be discussed with anyone outside Midwood.

Insider Trading

The purpose of the Insider Trading Policy is to establish guidelines and procedures that are reasonably designed to identify and prevent employees who may have knowledge of Midwood’s investments (and investment intentions) from breaching their fiduciary duties to Midwood’s clients, and to address other situations that may pose a real or potential conflict of interest or the appearance of a real or potential conflict of interest.

In accordance with Federal Securities Laws, Midwood has adopted policies and procedures that are reasonably designed to identify and prevent the misuse of material, non-public information. The Insider Trading Policy applies to all Access Persons, and is attached hereto as APPENDIX I.

Gift and Entertainment Policy

This policy is to ensure Midwood complies with applicable law when employees provide or accept gifts, entertainment or travel while conducting business on behalf of Midwood. Midwood recognizes gifts and entertainment on a modest scale are commonly used to build goodwill and strengthen working relationships among business associates. However, if offers of gifts, entertainment or travel are frequent or of substantial value, they may create the appearance of, or an actual, conflict of interest or illicit payment. Employees are required to conduct all transactions within full compliance with the Policy attached hereto as Exhibit I, and should not take any action in connection with gifts and entertainment that could cause even the appearance of unfairness or impropriety, relative to Midwood’s clients. Ambiguous situations should be promptly brought to the attention of the Chief Compliance Officer, and should be resolved in favor of client interests.

Electronic Communications Review

All emails, instant messages and other means of electronic communications are kept pursuant to the recordkeeping policies set forth herein.

The CCO conducts review of electronic communications on a monthly basis to ensure compliance with Midwood’s policies and procedures. The CCO identifies email using a key word search and random sampling method using the Global relay system.

EXHIBIT D

CERTIFICATE OF COMPLIANCE:

CODE OF ETHICS AND INSIDER TRADING POLICY

Name

This is to certify that the attached Code of Ethics and Insider Trading Policy (the “Code of Ethics”) was distributed to me on _________________, 20_. I have read and understand the Code of Ethics. I certify that I have complied with these policies and procedures during the course of my employment by, or association with, the Company, and that I will continue to adhere to the Code of Ethics during the course of my employment or association in the future. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of this Code of Ethics of which I became aware.

I understand that a violation of the Code of Ethics is grounds for disciplinary action or dismissal and may be a violation of federal and/or state securities law.

Signature

Date

EXHIBIT H

CERTIFICATE OF COMPLIANCE:

OUTSIDE BUSINESS ACTIVITIES

Name

This is to certify that the below is the full list of Outside Business Activities I participated in calendar year 20_and plan on participating in the coming calendar year 20_. I certify that I will notify the Company and the Chief Compliance Office of any changes to my Outside Business Activities.

I understand that a failure to disclose any Outside Business Activities is grounds for disciplinary action or dismissal and may be a violation of federal and/or state securities law.

Signature

Date

List of Outside Business Activities

1.

2.

3.

4.

5.

Exhibit I:

GIFT AND ENTERTAINMENT POLICY AND PROCEDURES

Purpose and Scope

This policy is to ensure the Company complies with applicable law when employees provide or accept gifts, entertainment or travel while conducting business on behalf of the Company. The Company recognizes gifts and entertainment on a modest scale are commonly used to build goodwill and strengthen working relationships among business associates. However, if offers of gifts, entertainment or travel are frequent or of substantial value, they may create the appearance of, or an actual, conflict of interest or illicit payment. The receipt of gifts or entertainment by fund advisory personnel may implicate the prohibition in Section 17(e) (1) of the 1940 Act and result in various violations of the Advisers Act. For example, if a portfolio manager accepts any gifts or entertainment from a broker-dealer for the purchase or sale of the fund’s portfolio securities, the portfolio manager has violated section 17(e) (1).

POLICY

Government Officials

The providing or receiving of gifts, entertainment or travel to governments officials must receive express written permission from the CCO. The CCO will discuss any matters with David Cohen before any permission is granted. The Chief Compliance Officer will consult with legal counsel, as deemed necessary. The remainder of this policy provides guidance to employees on the acceptation and provision of gifts, entertainment and travel related to non-government officials.

Accepting Gifts (Non-Government Officials)

The receipt of gifts must not affect an employee’s business judgment or give the appearance that judgment may be affected. As a general rule, employees may accept gifts from suppliers, customers or other business associates, provided the gift:

●	if valued at $75 or more (even if promotional in nature), is approved and disclosed under the Gift and Entertainment Disclosure Procedure

●	does not create the appearance (or an implied obligation) that the gift giver is entitled to preferential treatment, an award of business, better prices or improved terms of sale;

●	would not embarrass MCM or the gift giver if disclosed publicly; and

●	would not prevent the recipient from awarding MCM business to one of the gift giver’s competitors.

The following gifts are never appropriate:

●	gifts of cash, or cash equivalent (such as gift cards, lottery tickets or gift certificates);

●	gifts that are prohibited by local law;

●	gifts given as a bribe, payoff or kickback (e.g., in order to obtain or retain business, or to secure an improper advantage, such as securing favorable tax treatment);

●	gifts the recipient knows are prohibited by the gift giver’s organization; and

●	gifts given in the form of services or other non-cash benefits (e.g., the promise of employment).

The cumulative annual value of all gifts an employee may receive from any one gift giver cannot exceed $100 unless disclosed and approved under the Gift and Entertainment Procedures. Employees who receive a gift at an event of a ceremonial nature (e.g., a customer outing or a commemoration of a business transaction) that might not be appropriate under these guidelines, but is impractical or offensive to refuse, may accept the gift and then promptly report it to the Chief Compliance Officer

Accepting Entertainment (Non-Government Officials)

Employees may accept business entertainment offered for legitimate business purposes provided that such entertainment:

●	is not valued at more than $250 for a meal or an event;

●	is reasonably related to a legitimate business purpose (e.g., accompanying a customer or supplier to a local theatre/sporting event or attending a business meal);

●	is not given as a bribe, payoff or kickback (e.g., in order to obtain or retain business, or to secure an improper advantage);

●	does not create the appearance (or an implied obligation) that the gift giver is entitled to preferential treatment, an award of business, better prices or improved terms of purchase;

●	is in good taste and occurs at a business appropriate venue; and

●	would not influence, or appear to influence, the employee’s ability to act in the best interest of MCM;

The following is never appropriate:

●	entertainment that can be viewed as excessive in the context of the business occasion;

●	entertainment that could adversely affect the reputation of MCM or the individuals involved (e.g., “adult” entertainment, or gambling)

●	entertainment that is pre-conditioned on or related to a sales target, or business transaction; and

●	entertainment that the recipient knows the gift giver is not permitted to give

The cumulative annual value of all entertainment an employee may receive from any one giver cannot exceed $1,500 unless disclosed and approved under the Gift and Entertainment Procedures. Finally, note that these entertainment guidelines apply to situations in which the host is present. For example, tickets to sporting or cultural events provided to MCM employees and not attended by the host are “gifts,” not “entertainment,” and should be viewed under the gift guidelines above.

Accepting Travel (Non-Government Officials)

Infrequently, it may be appropriate for customers, suppliers or other business associates to pay for travel-related expenses for MCM employees. As these situations are rare, offers to pay for travel and/or related expenses from third parties must be approved and disclosed under the Gift and Entertainment Disclosure Procedure prior to acceptance. Note that Company will not usually approve travel expenses for spouses or children.

Providing Gifts (Non-Government Officials)

Employees may offer gifts to suppliers, customers or other business associates for legitimate business purposes, such as building goodwill and strengthening working relationships (e.g., holiday or ceremonial presentations, service anniversaries, or retirement), provided the gift:

●	is valued at less than $75; and

●	would not embarrass MCM or the recipient if disclosed publicly.

The following gifts are never appropriate:

●	gifts of cash, or cash equivalent (such as gift cards, lottery tickets or gift certificates);

●	gifts that are bribes, payoffs or kickbacks (e.g., gifts given in order to obtain or retain business, or to secure an improper advantage);

●	gifts that are prohibited by local law;

●	gifts the gift giver knows are prohibited by the recipient’s organization;

●	gifts given in the form of services or other non-cash benefits (e.g., the promise of employment); and

●	gifts to family members of customers, suppliers or other business associates.

The cumulative annual value of all gifts an employee may provide to any one recipient cannot exceed $100 unless approved and disclosed under the Gift and Entertainment Disclosure Procedure.

Providing Entertainment (Non-Government Officials)

Business entertainment (e.g., meals, tickets to the theatre or a sporting event) can play an important role in strengthening working relationships among business associates. Accordingly, MCM permits business entertainment when done for legitimate business purposes.

Specifically, entertaining business associates is permitted only if such entertainment:

●	provides a clear business benefit to MCM such as to discuss business, build or maintain a relationship,

●	is not a bribe, payoff or kickback (e.g., provided in order to obtain or retain business, or to secure an improper advantage);

●	does not create the appearance that MCM is entitled to preferential treatment;

●	is in good taste and occurs at a business appropriate venue; and

●	is not more than $250 for a meal or event.

The following is never appropriate:

●	entertainment that can be viewed as excessive by an objective third party (e.g., “Superbowl” tickets);

●	entertainment that could adversely affect the reputation of MCM or the individuals involved (e.g., “adult” entertainment, or gambling)

●	entertainment that is pre-conditioned on or related to a sales target, or business transaction; and

●	entertainment the host knows the recipient is not permitted to accept.

The cumulative annual value of all entertainment provided to any one recipient in a given year cannot exceed $1,500 unless disclosed and approved under the Gift and Entertainment Procedures.

These entertainment guidelines apply to situations in which MCM employees are present. Tickets to sporting or cultural events provided by MCM to suppliers, customers or business associates at which MCM employees are not present are “gifts,” not “entertainment,” and should be viewed under the gift guidelines above.

Providing Travel (Non-Government Officials)

MCM infrequently pays travel expenses for third parties. As these situations are rare, the offer to pay travel and related expenses must be approved and disclosed under the Gift and Entertainment Disclose Procedures prior to the offer.

Procedure

Gifts whether received or provided and valued at $75 or above must be disclosed and submitted to David Cohen (or his designee) by email for approval. The cumulative annual value of all gifts received or provided in excess of $100 must be disclosed and submitted to David Cohen (or his designee) by email for approval. Entertainment for a meal or an event whether received or provided and valued at $250 or above must be disclosed and submitted to David Cohen (or his designee) by email for approval. The cumulative annual value of all entertainment received or provided in excess of $1,500 must be disclosed and submitted to David Cohen by email for approval. All travel must be disclosed and submitted to David Cohen by email for approval. The CCO shall be cc: on any correspondence with David Cohen (or his designee).